UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 8, 2006
LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

8600 South Boulevard, P.O. Box 32368, Charlotte, NC	28232

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 554-1421
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 9, 2006, the Board of Directors of Lance, Inc. (the “Company”), upon recommendation of its Compensation Committee, approved cash bonus awards on a discretionary basis for certain officers and other management and key personnel of the Company. The minimum performance measure in the Lance, Inc. 2005 Annual Performance Incentive Plan for Officers and similar plans for other management and key personnel of the Company (the “Plans”) was not achieved for 2005 due to many factors including costs associated with the change in the Chief Executive Officer and the acquisition of substantially all of the assets of Tom’s Foods Inc. The discretionary cash bonuses were granted in recognition of certain excellent individual and business unit performance and to reward substantial progress in the growth of many aspects of the business in 2005 and in the integration of the assets acquired from Tom’s Foods Inc. Four Vice Presidents will receive annual cash bonuses as follows: H. Dean Fields, $26,527; L. R. Gragnani, Jr., $75,578; Earl D. Leake, $77,087; and Frank I. Lewis $120,979. At the same time, the Board of Directors approved an aggregate of $4.8 million in discretionary cash bonus awards for approximately 500 managerial and key personnel of the Company including those named above. This amount does not include the contractual bonus payable to David V. Singer, Chief Executive Officer.
     On February 8, 2006, the Compensation Committee of the Board of Directors of the Company approved adjustments to the applicable performance results under the 2003 Long-Term Incentive Plan for Officers (the “2003 Plan”) which resulted in the removal of restrictions on an aggregate of 14,750 performance restricted shares of the Common Stock of the Company issued under the 2003 Plan in 2003 to six officers of the Company including the following: H. Dean Fields, 2,750 shares; L. R. Gragnani, Jr., 2,600 shares; Earl D. Leake, 2,650 shares; and Frank I. Lewis, 3,450 shares. The adjustments to the performance results related to the costs associated with the change in the Chief Executive Officer and the acquisition of substantially all of the assets of Tom’s Foods Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCE, INC.

Date: February 14, 2006	By:	/s/ Rick D. Puckett

Rick D. Puckett Executive Vice President, Chief Financial Officer and Secretary

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